EXHIBIT 99.1
Investor Relations Contacts:
Keith Terreri, Vice President — Finance & Treasurer
Jim Mathias, Director – Investor Relations
214-570-4641
investor_relations@metropcs.com
MetroPCS Reports Fourth Quarter and Year End 2008 Results
Fourth Quarter 2008 Highlights Include:
•	Quarterly consolidated total revenues of approximately $724 million, an increase of 22% over fourth quarter of 2007

•	Quarterly consolidated Adjusted EBITDA of $194 million, an increase of 27% over fourth quarter of 2007

•	Quarterly consolidated net income of approximately $15 million, compared to a net loss of $47 million in the fourth quarter of 2007

•	Quarterly consolidated net subscriber additions of approximately 520 thousand, highest quarterly net additions in company history
Full Year 2008 Highlights Include:
•	Consolidated total revenues of approximately $2.8 billion, an increase of 23% over 2007

•	Consolidated Adjusted EBITDA of $783 million represents an increase of 17% over 2007

•	Consolidated net income of $149 million, an increase of approximately 49% over 2007

•	Third consecutive year of over 1 million consolidated net subscriber additions, including over 1.4 million net subscriber additions during 2008

•	Met or exceeded full year 2008 guidance originally provided on November 14, 2007
Reaffirms Operational and Financial Guidance for 2009
DALLAS (February 26, 2009) – MetroPCS Communications, Inc. (NYSE: PCS), the nation’s leading provider of unlimited, flat-rate wireless communications service, today announced financial and operational results for the quarter and year ended December 31, 2008. MetroPCS reported full year 2008 growth in Consolidated Adjusted EBITDA and consolidated net income of 17% and approximately 49%, respectively, and finished 2008 with approximately 5.4 million subscribers.
“As voice continues to go wireless and as wireline replacement trends continue to accelerate, we are very pleased to report the best quarterly subscriber growth in company history with approximately 520 thousand net subscriber additions. We have delivered sustainable growth, reporting total net subscriber additions of 35% or higher in each of the last six years. During 2008, our Expansion Markets net subscribers grew by approximately 83% and our Core Markets net subscribers grew over 12%. Throughout the year, as we aggressively grew our subscriber base, we continued to be disciplined with respect to cost and are proud to report CPU and CPGA which are among the lowest in the industry,” said Roger D. Linquist, Chairman, President and Chief Executive Officer of MetroPCS.
“While the U.S. economy experienced continued unprecedented economic disruption throughout 2008, we focused on superior execution, on increasing brand awareness and on building out our new markets and launching service in Philadelphia and Las Vegas. As a result of our efforts and focus, I am pleased to report that we met and/or exceeded our 2008 guidance which we first issued in November 2007 and reiterated over the course of 2008.
“We are very pleased to have reached a significant milestone with the launch of service in the New York and Boston metropolitan areas on February 4, 2009. We believe these densely populated northeast markets represent a significant opportunity for the future growth of MetroPCS. Though still early, we are pleased with the initial positive results from these markets. As the sixth largest facilities based wireless carrier in the country, we continue to capitalize on the accelerating trend of wireline replacement and providing superior value to our customers,” Linquist concluded.
2008 Operational Highlights
•	Over 1.4 million consolidated net subscriber additions.

•	Third consecutive year of over 1 million consolidated net subscriber additions.

•	Fourth quarter 2008 CPU of approximately $13 in Core Markets.

•	1.6% increase in incremental Core Markets penetration in 2008.

•	Expanded service in existing metropolitan areas and launched service in the following metropolitan areas resulting in a year over year increase in total covered POPs of approximately 11 million:
o	Philadelphia, PA

o	Las Vegas, NV

o	Jacksonville, FL

o	Shreveport — Bossier City, LA

o	Bakersfield, CA

o	Flint, Lansing, Saginaw and Bay City, MI

o	Longview, Marshall and Kilgore, TX
•	Launched the following products and/or services:
o	MetroPCS Unlimited Nationwide(SM), our new roaming service which allows coverage in more than 300 cities in the continental United States.

o	ChatLINK(™), a Push-To-Talk feature that enables customers to quickly link up and chat with their friends and family across different networks.

o	MetroFlash(SM), enables consumers to use their compatible CDMA handsets on MetroPCS’ network.

o	Loopt(R), the revolutionary social-mapping and communications service for mobile handsets.

o	Screen-it, a service that displays the calling party’s name on a subscriber’s wireless phone.
•	Earned the highest ranking in the J.D. Power and Associates third annual Prepaid Customer Satisfaction Study. MetroPCS was rated highest by consumers in the overall prepaid satisfaction index, scoring well above the industry average in the areas of brand image, cost of service, account management, initial activation and service plan options.

Key Consolidated Financial and Operating Metrics

(in millions, except percentages, per share, per subscriber and subscriber amounts)	Three Months Ended	Three Months Ended	Twelve Months Ended	Twelve Months Ended
	December 31, 2008	December 31, 2007	December 31, 2008	December 31, 2007
Service revenues	$666	$511	$2,437	$1,919
Total revenues	$724	$591	$2,751	$2,236
Income from operations	$99	$92	$468	$460
Net income (loss)	$15	$(47)	$149	$100
Diluted net income (loss) per common share	$0.04	$(0.14)	$0.42	$0.28
Consolidated Adjusted EBITDA(1)	$194	$153	$783	$667
Consolidated Adjusted EBITDA as a percentage of service revenues	29.2%	29.9%	32.1%	34.8%

ARPU(1)	$40.52	$42.83	$41.39	$43.31
CPGA(1)	$119.82	$141.42	$127.21	$127.97
CPU(1)	$17.55	$18.93	$18.17	$18.33
Churn-Average Monthly Rate	5.1%	4.8%	4.7%	4.7%

Consolidated Subscribers
End of Period	5,366,833	3,962,786	5,366,833	3,962,786
Net Additions	519,519	298,568	1,404,047	1,021,800

(1)	- For a reconciliation of Non-GAAP financial measures, please refer to the section entitled “Definition of Terms and Reconciliation of Non-GAAP Financial Measures” included at the end of this release.
Quarterly Consolidated Results
•	MetroPCS reported consolidated service revenues of $666 million, an increase of 30% when compared to the prior year fourth quarter.

•	Income from operations increased $7 million, or approximately 8%, for the quarter ended December 31, 2008 as compared to the prior year’s fourth quarter. This was due primarily to an increase in total revenues of approximately $133 million, partially offset by higher cost of service of approximately $67 million and higher cost of equipment of approximately $25 million.

•	Consolidated Adjusted EBITDA of $194 million, an increase of $41 million when compared to the same period in the previous year.

•	Average revenue per user (ARPU) of $40.52 represents a decrease of $2.31 when compared to the fourth quarter of 2007 and a decrease of $0.21 when compared to the third quarter of 2008. The change in ARPU from the third quarter of 2008 is attributable to higher participation in our Family Plans and the weighting of gross additions to the end of the quarter and was partially offset by an increase in sales of our $45 and higher service plans as a result of our elimination of unlimited text messaging in the $40 rate plan.

•	The Company’s cost per gross addition (CPGA) of $119.82 for the quarter represents a decrease of $21.60 when compared to the prior year’s fourth quarter and primarily was driven by a 55% increase in gross additions over the fourth quarter of 2007.

•	Cost per user (CPU) decreased to $17.55 in the fourth quarter, or 7%, over the fourth quarter of 2007. The change in CPU is primarily due to the Company’s continued scaling of the business, partially offset by an increase in expenses in the Expansion Markets related to the construction of the New York and Boston metropolitan areas and the launch of service in the Las Vegas, Jacksonville and Philadelphia metropolitan areas.

Annual Consolidated Results
•	MetroPCS reported consolidated service revenues of approximately $2.4 billion, an increase of approximately 27% over the prior year, which primarily was attributable to over 1.4 million net subscriber additions during 2008.

•	Income from operations increased approximately $8 million, or approximately 2%, for the year ended December 31, 2008 as compared to the prior year. This primarily was due to an increase in total revenues of approximately $515 million, which partially was offset by a higher cost of service of approximately $210 million, higher cost of equipment of $107 million and higher selling, general and administrative expenses of approximately $96 million.

•	Consolidated Adjusted EBITDA of $783 million increased $116 million, or 17%, when compared to the same period in the previous year.
Core Markets Segment Results

(in millions, except percentages and subscriber amounts)	Three Months Ended	Three Months Ended	Twelve Months Ended	Twelve Months Ended
	December 31, 2008	December 31, 2007	December 31, 2008	December 31, 2007
Service revenues	$386	$363	$1,505	$1,415
Total revenues	$421	$415	$1,691	$1,635
Income from operations	$130	$135	$557	$529
Adjusted EBITDA	$180	$165	$720	$654
Adjusted EBITDA as a percentage of service revenues	46.7%	45.4%	47.9%	46.2%

Subscribers
End of Period	2,986,876	2,658,905	2,986,876	2,658,905
Net Additions	141,144	80,886	327,971	357,947
Core Markets Quarterly and Annual Results
•	The Core Markets continued to grow and ended the quarter with approximately 3 million subscribers, representing 141 thousand net subscriber additions in the fourth quarter and approximately 328 thousand net subscriber additions since December 31, 2007.

•	For the year ended December 31, 2008, the Core Markets increased penetration by an incremental 1.6% over the prior year.

•	For the fourth quarter 2008, income from operations decreased $5 million, or approximately 4%, as compared to the fourth quarter of 2007.

•	Income from operations increased approximately $28 million, or 5%, for the year ended December 31, 2008 as compared to the prior year.

•	The Core Markets generated fourth quarter 2008 Adjusted EBITDA of $180 million versus $165 million for the same period a year ago. Core Market Adjusted EBITDA margins improved from 45.4% in the fourth quarter of 2007 to 46.7% in the fourth quarter of 2008.

•	The Core Markets generated full year 2008 Adjusted EBITDA of $720 million versus $654 million for full year 2007.

Expansion Markets Segment Results

(in millions, except percentages and subscriber amounts)	Three Months Ended	Three Months Ended	Twelve Months Ended	Twelve Months Ended
	December 31, 2008	December 31, 2007	December 31, 2008	December 30, 2007
Service revenues	$280	$148	$932	$504
Total revenues	$303	$176	$1,060	$601
Loss from operations	$(26)	$(37)	$(71)	$(59)
Adjusted EBITDA (Deficit)	$14	$(12)	$63	$13
Adjusted EBITDA as a percentage of service revenues	5.0%	n/m	6.7%	2.6%

Subscribers
End of Period	2,379,957	1,303,881	2,379,957	1,303,881
Net Additions	378,375	217,682	1,076,076	663,853
Expansion Markets Fourth Quarter and Annual Results
•	The Expansion Markets ended 2008 with approximately 2.4 million subscribers, representing an increase of approximately 83% over the end of 2007.

•	Expansion Markets had approximately 1.1 million net subscriber additions for the full year 2008, an increase of 62% over the full year 2007.

•	For the year ended December 31, 2008, the Expansion Markets increased penetration by an incremental 1.5% over the prior year.

•	The approximate 1.1 million net subscriber additions that were acquired since December 31, 2007 generated an additional $428 million in service revenues for the year ended December 31, 2008 over the prior year.

•	For the fourth quarter of 2008, loss from operations decreased $11 million as compared to the fourth quarter of 2007.

•	For the full year 2008, loss from operations increased $12 million, or 21%, as compared to the prior year.

•	The Expansion Markets generated fourth quarter 2008 Adjusted EBITDA of $14 million versus an Adjusted EBITDA deficit of $12 million for the same quarter in 2007.

•	The Expansion Markets generated full year 2008 Adjusted EBITDA of $63 million for the year versus $13 million for the prior year.
2008 Performance vs. Annual Guidance
MetroPCS delivered results that met or exceeded annual guidance for 2008 initially provided on November 14, 2007:

	Guidance	Results
Consolidated Net Subscriber Additions	1.25 - 1.52 million	1.4 million
Core Markets Net Additions	250 - 320 thousand	328 thousand
Expansion Markets Net Additions	1.0 - 1.2 million	1.1 million
Consolidated Adjusted EBITDA	$750 - $850 million	$783 million
Capital Expenditures(1)	$1.1 - $1.3 billion	$1.2 billion

(1)	– Results for the year ended December 31, 2008 include microwave relocation costs and non-cash items such as accruals for purchases of property, plant and equipment and assets acquired under capital lease obligations.

Operational and Financial Guidance for 2009
For the year ending December 31, 2009, MetroPCS today reaffirms guidance the Company originally provided on November 5, 2008 that MetroPCS expected net subscriber additions in the range of 1.4 million to 1.7 million on a consolidated basis. The Company currently expects Consolidated Adjusted EBITDA to be in the range of $900 million to $1.1 billion for the year ending December 31, 2009.
MetroPCS currently expects to incur capital expenditures in the range of $0.7 billion to $0.9 billion on a consolidated basis for the year ending December 31, 2009. MetroPCS currently expects to reach free cash flow positive on a consolidated basis in late 2009.
MetroPCS currently plans to focus on building out networks to cover approximately 40 million of total population during 2009-2010, which includes the Boston and New York metropolitan areas in which service was launched in February 2009.
MetroPCS Conference Call Information
MetroPCS Communications, Inc. will host a conference call to discuss its Fourth Quarter and Year End 2008 Earnings Results at 9:00 a.m. (ET) on Thursday, February 26, 2009.

Date:	Thursday, February 26, 2009
Time:	9:00 a.m. (ET)
Call-in Numbers:	Toll free: 888-464-7607
International:	706-634-9318
Participant Passcode:	80649839
Please plan on accessing the conference call ten minutes prior to the scheduled start time.
The conference call will be broadcast live via the Company’s Investor Relations website at http://investor.metropcs.com. A replay of the webcast will be available on the website beginning at approximately 12:30 p.m. (ET) on February 26, 2009.
A replay of the conference call will be available for one week starting shortly after the call concludes and can be accessed by dialing 800-642-1687 (toll free) or 706-645-9291 (International). The passcode required to listen to the replay is 80649839.
To automatically receive MetroPCS financial news by e-mail, please visit the Investor Relations portion of the MetroPCS website, http://www.metropcs.com, and subscribe to E-mail Alerts.
About MetroPCS Communications, Inc.
Dallas-based MetroPCS Communications, Inc. (NYSE: PCS) is a provider of unlimited wireless communications service for a flat-rate with no signed contract. MetroPCS owns or has access to licenses covering a population of approximately 150 million people in the largest metropolitan areas in the United States, including New York City, Los Angeles, San Francisco, Dallas, Philadelphia, Atlanta, Detroit, Boston, Miami, Tampa, and Sacramento. MetroPCS ranked “Highest In Customer Satisfaction With Wireless Prepaid Service” in the J.D. Power and Associates third annual Prepaid Customer Satisfaction Study in July of 2008. As of December 31, 2008, MetroPCS had approximately 5.4 million subscribers. For more information please visit www.metropcs.com.
Forward-Looking Statements
This news release includes “forward-looking statements” for the purpose of the “safe harbor” provisions within the meaning of the Private Securities Litigation Reform Act of 1995, as amended, and rule 3(b)-6 under the Securities Exchange Act of 1934, as amended. Any statements made in this news release that are not statements of historical fact, including statements about our beliefs and expectations, are forward-looking statements and should be evaluated as such. Forward-looking statements include information concerning possible or assumed future results of operations, including statements that may relate to our plans, objectives, strategies, goals, future events, future revenues or performance, capital expenditures, financing needs and other information that is not historical information. These forward-looking statements often include words such as “anticipate,” “expect,” “suggests,” “plan,” “believe,” “intend,” “estimates,” “targets,” “projects,” “should,” “would,” “could,” “may,” “will,” “forecast,” and other similar expressions.
These forward-looking statements or projections are based on reasonable assumptions at the time they are made, including our current expectations, plans and assumptions that have been made in light of our experience in the industry, as well as our perceptions of historical trends, current conditions, expected future developments and other factors we believe are appropriate under the circumstances. Forward-looking statements or projections are not guarantees of future performance or results. Actual financial results, performance or results of operations may differ materially from those expressed in the forward-looking statements and projections. Factors that may materially affect such forward-looking statements and projections include:
•	the highly competitive nature of our industry;

•	the rapid technological changes in our industry;

•	an economic slow down, recession or depression in the United States;

•	the state of the capital markets and the United States economy;

•	our exposure to counterparty risk in our financial agreements;

•	our ability to maintain adequate customer care and manage our churn rate;

•	our ability to sustain the growth rates we have experienced to date;

•	our ability to manage our rapid growth, train additional personnel and improve our financial and disclosure controls and procedures;

•	our ability to secure the necessary spectrum and network infrastructure equipment;

•	our ability to adequately enforce or protect our intellectual property rights and defend against suits filed by others;

•	governmental regulation of our services, and the costs of compliance and our failure to comply with such regulations;

•	our capital structure, including our indebtedness amounts;

•	changes in consumer preferences or demand for our products;

•	our inability to attract and retain key members of management; and

•	other factors described or referenced from time to time in our filings with the Securities and Exchange Commission.
The forward-looking statements and projections are subject to and involve risks, uncertainties and assumptions, many of which are beyond our ability to control or ability to predict. You should not place undue reliance on these forward-looking statements and projections, which are based on current expectations and speak only as of the date of this release. MetroPCS Communications, Inc. is not obligated to, and does not undertake a duty to, update any forward-looking statement or projection to reflect events after the date of this release, except as required by law. The results for the fourth quarter and the full year 2008 may not be reflective of results for any subsequent period. MetroPCS does not plan to update nor reaffirm guidance except through formal public disclosure pursuant to Regulation FD.

MetroPCS Communications, Inc. and Subsidiaries
Consolidated Balance Sheets
As of December 31, 2008 and 2007
(in thousands, except share and per share information)

	2008	2007
CURRENT ASSETS:
Cash and cash equivalents	$697,948	$1,470,208
Inventories, net	155,955	109,139
Accounts receivable (net of allowance for uncollectible accounts of $4,106 and $2,908 at December 31, 2008 and 2007, respectively)	34,666	31,809
Prepaid charges	56,347	60,469
Deferred charges	49,716	34,635
Deferred tax assets	1,832	4,920
Other current assets	47,420	21,704

Total current assets	1,043,884	1,732,884

Property and equipment, net	2,847,751	1,891,411
Restricted cash and investments	4,575	320
Long-term investments	5,986	36,050
FCC licenses	2,406,596	2,072,895
Microwave relocation costs	16,478	10,105
Other assets	96,878	62,465

Total assets	$6,422,148	$5,806,130

CURRENT LIABILITIES:
Accounts payable and accrued expenses	$568,432	$439,449
Current maturities of long-term debt	17,009	16,000
Deferred revenue	151,779	120,481
Other current liabilities	5,136	4,560

Total current liabilities	742,356	580,490
Long-term debt, net	3,057,983	2,986,177
Deferred tax liabilities	389,509	290,128
Deferred rents	56,425	35,779
Redeemable minority interest	6,290	5,032
Other long-term liabilities	135,262	59,778

Total liabilities	4,387,825	3,957,384

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ EQUITY:
Preferred stock, par value $0.0001 per share, 100,000,000 shares authorized; no shares of preferred stock issued and outstanding at December 31, 2008 and 2007	—	—
Common Stock, par value $0.0001 per share, 1,000,000,000 shares authorized, 350,918,272 and 348,108,027 shares issued and outstanding at December 31, 2008 and 2007, respectively	35	35
Additional paid-in capital	1,578,972	1,524,769
Retained earnings	487,849	338,411
Accumulated other comprehensive loss	(32,533)	(14,469)

Total stockholders’ equity	2,034,323	1,848,746

Total liabilities and stockholders’ equity	$6,422,148	$5,806,130

MetroPCS Communications, Inc. and Subsidiaries
Consolidated Statements of Income and Comprehensive Income (Loss)
(in thousands, except share and per share information)

	For the three months ended		For the twelve months ended
	December 31,		December 31,
	2008	2007	2008	2007
REVENUES:
Service revenues	$666,028	$511,209	$2,437,250	$1,919,197
Equipment revenues	57,606	79,925	314,266	316,537

Total revenues	723,634	591,134	2,751,516	2,235,734
OPERATING EXPENSES:
Cost of service (exclusive of depreciation and amortization expense of $59,668, $45,313, $219,870 and $157,387, shown separately below)	243,259	176,277	857,295	647,510
Cost of equipment	183,864	159,308	704,648	597,233
Selling, general and administrative expenses (exclusive of depreciation and amortization expense of $9,832, $6,892, $35,449 and $20,815 shown separately below)	113,135	111,869	447,582	352,020
Depreciation and amortization	69,500	52,205	255,319	178,202
Loss (gain) on disposal of assets	14,434	(763)	18,905	655

Total operating expenses	624,192	498,896	2,283,749	1,775,620

Income from operations	99,442	92,238	467,767	460,114
OTHER EXPENSE (INCOME):
Interest expense	43,366	49,028	179,398	201,746
Accretion of put option in majority-owned subsidiary	321	257	1,258	1,003
Interest and other income	(2,752)	(18,969)	(23,170)	(63,936)
Impairment loss on investment securities	10,820	82,794	30,857	97,800

Total other expense	51,755	113,110	188,343	236,613
Income (loss) before provision for income taxes	47,687	(20,872)	279,424	223,501
Provision for income taxes	(33,113)	(26,278)	(129,986)	(123,098)

Net income (loss)	14,574	(47,150)	149,438	100,403
Accrued dividends on Series D Preferred Stock	—	—	—	(6,499)
Accrued dividends on Series E Preferred Stock	—	—	—	(929)
Accretion on Series D Preferred Stock	—	—	—	(148)
Accretion on Series E Preferred Stock	—	—	—	(106)

Net income (loss) applicable to common stock	$14,574	$(47,150)	$149,438	$92,721

Net income (loss)	$14,574	$(47,150)	$149,438	$100,403
Other comprehensive (loss) income:
Unrealized gains on available-for-sale securities, net of tax	32	277	830	6,640
Unrealized losses on cash flow hedging derivatives, net of tax	(22,574)	(9,457)	(30,438)	(13,614)
Reclassification adjustment for losses (gains) included in net income, net of tax	3,272	(1,174)	11,544	(8,719)

Comprehensive (loss) income	$(4,696)	$(57,504)	$131,374	$84,710

Net income (loss) per common share:
Net income (loss) per common share — basic	$0.04	$(0.14)	$0.43	$0.29

Net income (loss) per common share — diluted	$0.04	$(0.14)	$0.42	$0.28

Weighted average shares:
Basic	350,342,630	347,475,947	349,395,285	287,692,280

Diluted	355,285,883	347,475,947	355,380,111	296,337,724

MetroPCS Communications, Inc. and Subsidiaries
Consolidated Statements of Cash Flows
For the Years Ended December 31, 2008 and 2007
(in thousands)

	For the twelve months ended
	December 31,
	2008	2007
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$149,438	$100,403
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	255,319	178,202
Provision for uncollectible accounts receivable	8	129
Deferred rent expense	20,646	13,745
Cost of abandoned cell sites	8,592	6,704
Stock-based compensation expense	41,142	28,024
Non-cash interest expense	2,550	3,259
Loss on disposal of assets	18,905	655
Gain on sale of investments	—	(10,506)
Impairment loss on investment securities	30,857	97,800
Accretion of asset retirement obligation	3,542	1,439
Accretion of put option in majority — owned subsidiary put option in majority-owned subsidiary	1,258	1,003
Deferred income taxes	124,347	118,524
Changes in assets and liabilities:
Inventories	(46,816)	(16,275)
Accounts receivable	(2,865)	(3,797)
Prepaid charges	(15,102)	(6,887)
Deferred charges	(15,081)	(8,126)
Other assets	(43,556)	(11,345)
Accounts payable and accrued expenses	(119,166)	63,884
Deferred revenue	31,294	30,013
Other liabilities	2,178	2,458

Net cash provided by operating activities	447,490	589,306
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(954,612)	(767,709)
Change in prepaid purchases of property and equipment	15,645	(19,992)
Proceeds from sale of property and equipment	856	3,759
Purchase of investments	—	(3,358,427)
Proceeds from sale of investments	37	3,625,648
Change in restricted cash and investments	—	294
Purchases of and deposits for FCC licenses	(328,519)	—
Cash used in business acquisitions	(25,162)	—
Microwave relocation costs	(2,520)	(661)

Net cash used in investing activities	(1,294,275)	(517,088)
CASH FLOWS FROM FINANCING ACTIVITIES:
Change in book overdraft	79,353	4,111
Proceeds from 9 1/4% Senior Notes Due 2014	—	423,500
Proceeds from initial public offering	—	862,500
Cost of raising capital	—	(44,234)
Debt issuance costs	—	(3,091)
Repayment of debt	(16,000)	(16,000)
Payments on capital leases	(1,410)	—
Proceeds from exercise of stock options and warrants	12,582	9,706

Net cash provided by financing activities	74,525	1,236,492

(DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(772,260)	1,308,710
CASH AND CASH EQUIVALENTS, beginning of year	1,470,208	161,498

CASH AND CASH EQUIVALENTS, end of year	$697,948	$1,470,208

Definition of Terms and Reconciliation of Non-GAAP Financial Measures
The Company utilizes certain financial measures and key performance indicators that are not calculated in accordance with GAAP to assess our financial and operating performance. A non-GAAP financial measure is defined as a numerical measure of a company’s financial performance that (i) excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the comparable measure calculated and presented in accordance with GAAP in the statement of income or statement of cash flows; or (ii) includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the comparable measure so calculated and presented.
Average revenue per user, or ARPU, cost per gross addition, or CPGA, and cost per user, or CPU, are non-GAAP financial measures utilized by the Company’s management to judge the Company’s ability to meet its liquidity requirements and to evaluate its operating performance. Management believes that these measures are important in understanding the performance of the Company’s operations from period to period, and, although every company in the wireless industry does not define each of these measures in precisely the same way, management believes that these measures (which are common in the wireless industry) facilitate key liquidity and operating performance comparisons with other companies in the wireless industry. Effective December 31, 2008, we revised our definition of ARPU to include activation revenues. Activation revenues are related to the reactivation of accounts that have previously disconnected and we believe that these revenues are more appropriate presented as a component of ARPU rather than a reduction to CPGA. Prior year measures have been restated to reflect this revision. The following tables reconcile non-GAAP financial measures with the Company’s financial statements presented in accordance with GAAP.
ARPU — The Company utilizes ARPU to evaluate per-customer service revenue realization and to assist in forecasting future service revenues. ARPU is calculated exclusive of pass through charges that the Company collects from its customers and remits to the appropriate government agencies.
Average number of customers for any measurement period is determined by dividing (a) the sum of the average monthly number of customers for the measurement period by (b) the number of months in such period. Average monthly number of customers for any month represents the sum of the number of customers on the first day of the month and the last day of the month divided by two. The following table shows the calculation of ARPU for the periods indicated.

	Three Months		Year Ended
	Ended December 31,		December 31,
	2008	2007	2008	2007
	(in thousands, except average number
	of customers and ARPU)
Calculation of Average Revenue Per User (ARPU):
Service revenues	$666,028	$511,209	$2,437,250	$1,919,197
Less:
Pass through charges	(48,220)	(24,740)	(136,801)	(95,946)

Net service revenues	$617,808	$486,469	$2,300,449	$1,823,251
Divided by: Average number of customers	5,082,856	3,785,880	4,631,168	3,508,497

ARPU	$40.52	$42.83	$41.39	$43.31

CPGA — The Company utilizes CPGA to assess the efficiency of its distribution strategy, validate the initial capital invested in its customers and determine the number of months to recover customer acquisition costs. This measure also allows management to compare the Company’s average acquisition costs per new customer to those of other wireless broadband mobile providers. Equipment revenues related to new customers are deducted from selling expenses in this calculation as they represent amounts paid by customers at the time their service is activated that reduce the acquisition cost of those customers. Additionally, equipment costs associated with existing customers, net of related revenues, are excluded as this measure is intended to reflect only the acquisition costs related to new customers. The following table reconciles total costs used in the calculation of CPGA to selling expenses, which the Company considers to be the most directly comparable GAAP financial measure to CPGA.

	Three Months		Year Ended
	Ended December 31,		December 31,
	2008	2007	2008	2007
	(in thousands, except gross customer
	additions and CPGA)
Calculation of Cost Per Gross Addition (CPGA):
Selling expenses	$53,551	$53,969	$212,293	$153,065
Less: Equipment revenues	(57,606)	(79,925)	(314,266)	(316,537)
Add: Equipment revenue not associated with new customers	32,318	35,330	149,029	142,822
Add: Cost of equipment	183,864	159,308	704,648	597,233
Less: Equipment costs not associated with new customers	(56,215)	(49,936)	(244,311)	(192,153)

Gross addition expenses	$155,912	$118,746	$507,393	$384,430
Divided by: Gross customer additions	1,301,179	839,666	3,988,692	3,004,177

CPGA	$119.82	$141.42	$127.21	$127.97

CPU — CPU is cost of service and general and administrative costs (excluding applicable non-cash stock-based compensation expense included in cost of service and general and administrative expense) plus net loss on equipment transactions unrelated to initial customer acquisition exclusive of pass through charges, divided by the sum of the average monthly number of customers during such period. CPU does not include any depreciation and amortization expense. Management uses CPU as a tool to evaluate the non-selling cash expenses associated with ongoing business operations on a per customer basis, to track changes in these non-selling cash costs over time, and to help evaluate how changes in the Company’s business operations affect non-selling cash costs per customer. In addition, CPU provides management with a useful measure to compare our non-selling cash costs per customer with those of other wireless providers. We believe investors use CPU primarily as a tool to track changes in our non-selling cash costs over time and to compare our non-selling cash costs to those of other wireless providers. Other wireless carriers may calculate this measure differently. The following table reconciles total costs used in the calculation of CPU to cost of service, which we consider to be the most directly comparable GAAP financial measure to CPU.

	Three Months		Year Ended
	Ended December 31,		December 31,
	2008	2007	2008	2007
	(in thousands, except average number
	of customers and CPU)
Calculation of Cost Per User (CPU):
Cost of service	$243,259	$176,277	$857,295	$647,510
Add: General and administrative expense	59,584	57,900	235,289	198,955
Add: Net loss on equipment transactions unrelated to initial customer acquisition	23,897	14,606	95,282	49,331
Less: Stock-based compensation expense included in cost of service and general and administrative expenses	(10,888)	(9,053)	(41,142)	(28,024)
Less: Pass through charges	(48,220)	(24,740)	(136,801)	(95,946)

Total costs used in the calculation of CPU	$267,632	$214,990	$1,009,923	$771,826
Divided by: Average number of customers	5,082,856	3,785,880	4,631,168	3,508,497

CPU	$17.55	$18.93	$18.17	$18.33

The Company’s senior secured credit facility calculates consolidated Adjusted EBITDA as: consolidated net income plus depreciation and amortization; gain (loss) on disposal of assets; non-cash expenses; gain (loss) on extinguishment of debt; provision for income taxes; interest expense; and certain expenses of MetroPCS minus interest and other income and non-cash items increasing consolidated net income. The Company considers Adjusted EBITDA, as defined above, to be an important indicator to investors because it provides information related to the Company’s ability to provide cash flows to meet future debt service, capital expenditures and working capital requirements and fund future growth. The Company presents Adjusted EBITDA because covenants in its senior secured credit facility contain ratios based on this measure. Other wireless carriers may calculate Adjusted EBITDA differently. If the Company’s Adjusted EBITDA were to decline below certain levels, covenants in the Company’s senior secured credit facility that are based on Adjusted EBITDA, including the maximum senior secured leverage ratio covenant, may be violated and could cause, among other things, an inability to incur further indebtedness and in certain circumstances a default or mandatory prepayment under the Company’s senior secured credit facility. The Company’s maximum senior secured leverage ratio is required to be less than 4.5 to 1.0 based on Adjusted EBITDA plus the impact of certain new markets. The lenders under the senior secured credit facility use the senior secured leverage ratio to measure the Company’s ability to meet its obligations on its senior secured debt by comparing the total amount of such debt to its Adjusted EBITDA, which the Company’s lenders use to estimate its cash flow from operations. The senior secured leverage ratio is calculated as the ratio of senior secured indebtedness to Adjusted EBITDA, as defined by the senior secured credit facility. Adjusted EBITDA is not a measure calculated in accordance with GAAP, and should not be considered a substitute for, operating income (loss), net income (loss), or any other measure of financial performance reported in accordance with GAAP. In addition, Adjusted EBITDA should not be construed as an alternative to, or more meaningful than cash flows from operating activities, as determined in accordance with GAAP.

The following table shows the calculation of our consolidated Adjusted EBITDA, as defined in the Company’s senior secured credit facility, for the three months and year ended December 31, 2008 and 2007.

	Three Months		Year Ended
	Ended December 31,		December31,
	2008	2007	2008	2007
	(in thousands)
Calculation of Consolidated Adjusted EBITDA:
Net income (loss)	$14,574	$(47,150)	$149,438	$100,403
Adjustments:
Depreciation and amortization	69,500	52,205	255,319	178,202
Loss (gain) on disposal of assets	14,434	(763)	18,905	655
Stock-based compensation expense (1)	10,888	9,053	41,142	28,024
Interest expense	43,366	49,028	179,398	201,746
Accretion of put option in majority-owned subsidiary (1)	321	257	1,258	1,003
Interest and other income	(2,752)	(18,969)	(23,170)	(63,936)
Impairment loss on investment securities	10,820	82,794	30,857	97,800
Provision for income taxes	33,113	26,278	129,986	123,098

Consolidated Adjusted EBITDA	$194,264	$152,733	$783,133	$666,995

(1)	Represents a non-cash expense, as defined by our senior secured credit facility.
In addition, for further information, the following table reconciles consolidated Adjusted EBITDA, as defined in our senior secured credit facility, to cash flows from operating activities for the three months and year ended December 31, 2008 and 2007.

	Three Months		Year Ended
	Ended December 31,		December31,
	2008	2007	2008	2007
	(in thousands)
Reconciliation of Net Cash Provided by Operating Activities to Consolidated Adjusted EBITDA:
Net cash (used in) provided by operating activities	$(80,417)	$149,526	$447,490	$589,306
Adjustments:
Interest expense	43,366	49,028	179,398	201,746
Non-cash interest expense	(675)	(602)	(2,550)	(3,259)
Interest and other income	(2,752)	(18,969)	(23,170)	(63,936)
Recovery of (provision for) uncollectible accounts receivable	6	(99)	(8)	(129)
Deferred rent expense	(6,378)	(7,163)	(20,646)	(13,745)
Cost of abandoned cell sites	(4,990)	(1,828)	(8,592)	(6,704)
Accretion of asset retirement obligation	(1,298)	(540)	(3,542)	(1,439)
Gain on sale of investments	—	1,983	—	10,506
Provision for income taxes	33,113	26,278	129,986	123,098
Deferred income taxes	(30,862)	(23,266)	(124,347)	(118,524)
Changes in working capital	245,151	(21,615)	209,114	(49,925)

Consolidated Adjusted EBITDA	$194,264	$152,733	$783,133	$666,995

The following table reconciles segment Adjusted EBITDA for the three months and year ended December 31, 2008 and 2007 to consolidated income before provision for income taxes.

	Three Months		Year Ended
	Ended December 31,		December31,
	2008	2007	2008	2007
	(in thousands)
Segment Adjusted EBITDA:
Core Markets Adjusted EBITDA	$180,284	$164,938	$720,334	$654,112
Expansion Markets Adjusted EBITDA	13,980	(12,205)	62,799	12,883

Total	194,264	152,733	783,133	666,995
Depreciation and amortization	(69,500)	(52,205)	(255,319)	(178,202)
(Loss) gain on disposal of assets	(14,434)	763	(18,905)	(655)
Stock-based compensation expense	(10,888)	(9,053)	(41,142)	(28,024)
Interest expense	(43,366)	(49,028)	(179,398)	(201,746)
Accretion of put option in majority-owned subsidiary	(321)	(257)	(1,258)	(1,003)
Interest and other income	2,752	18,969	23,170	63,936
Impairment loss on investment securities	(10,820)	(82,794)	(30,857)	(97,800)

Consolidated income (loss) before provision for income taxes	$47,687	$(20,872)	$279,424	$223,501